Exhibit 99.1

Performant Receives Continued Listing Standard Notice from Nasdaq
LIVERMORE, Calif., April 22, 2020 - Performant Financial Corporation (Nasdaq:PFMT),(“the Company”), a provider of technology-enabled recovery and related analytics services, announced today that on April 17, 2020, the Company received a letter from the Listing Qualifications Department of the NASDAQ Stock Market (“NASDAQ”) indicating that, based upon the closing bid price of the Company’s common stock for the last 30 consecutive business days beginning on March 2, 2020 and ending on April 16, 2020, the Company no longer meets the requirement to maintain a minimum bid price of $1 per share, as required by Marketplace Rule 5450(a)(1) (the "Rule") for continued listing.
In accordance with applicable NASDAQ procedures, the Company plans to notify NASDAQ in a timely manner that it intends to pursue actions to meet the minimum average share price requirement. The NASDAQ letter indicates that the Company will be provided 180 calendar days to regain compliance with the minimum $1.00 per share bid requirement. However, the letter also stated that given the recent extraordinary market conditions, Nasdaq has determined to toll the compliance period for the bid price requirement through June 30, 2020, with the 180-day compliance period for the Price-based Requirements to be reinstated on July 1, 2020.
As a result, the Nasdaq letter indicates that the Company may regain compliance with the Rule, if at any time before December 28, 2020, the bid price of the Company's common stock closes at $1.00 per share or above for a minimum of 10 consecutive business days. The notice has no immediate impact on the listing of the Company’s common stock, which will continue to trade on the NASDAQ subject to the Company’s compliance with the other continued listing requirements.
In response to receiving the notification, Lisa Im, CEO of Performant said, “Our commitment to transforming our business is unwavering. The operational improvements and positive adjusted EBITDA that we reported on our last earnings call are not due to any large, favorable one-time events, but rather the result of the hard work that our team puts in every day. We have taken proactive steps to help mitigate the disruption that we have experienced related to the COVID-19 virus, such as ensuring the vast majority of our team members are able to continue to work remotely. We thank our existing stockholders for their continued support, and we look forward to executing and delivering our planned strategy,” stated Lisa Im, CEO of Performant.
About Performant Financial Corporation
Performant helps government and commercial organizations enhance revenue and contain costs by preventing, identifying and recovering waste, improper payments and defaulted assets. Performant is a leading provider of these services in several industries, including healthcare, student loans and government. Performant has been providing recovery audit services for more than nine years to both commercial and government clients, including serving as a Recovery Auditor for the Centers for Medicare and Medicaid Services.
Powered by a proprietary analytic platform and workflow technology, Performant also provides professional services related to the recovery effort, including reporting capabilities, support services, customer care and stakeholder training programs meant to mitigate future instances of improper payments. Founded in 1976, Performant is headquartered in Livermore, California. To learn more about Performant Financial, please visit https://www.performantcorp.com/

Exhibit 99.1

Forward Looking Statements
This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding our outlook for revenues, net income (loss), and adjusted EBITDA in 2020 and beyond. These forward-looking statements are based on current expectations, estimates, assumptions and projections that are subject to change and actual results may differ materially from the forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, that the Company may not have sufficient cash flows from operations or the availability of funds under its credit agreement to fund ongoing operations and other liquidity needs, that the Company’s indebtedness could adversely affect its business and financial condition and could reduce the funds available for other purposes and the failure to comply with covenants contained in its credit agreement could result in an event of default that could adversely affect its results of operations, that the Company faces a long period to implement a new contract which may result in the incurrence of expenses before the receipt of revenues from new client relationships, the high level of revenue concentration among the Company's largest customers and any termination in the Company’s relationship with any of our significant clients would result in a material decline in our revenues, that many of the Company's customer contracts are subject to periodic renewal, are not exclusive, do not provide for committed business volumes and may be changed or terminated unilaterally and on short notice, that the Company may not be able to manage its potential growth effectively, that the Company faces significant competition in all of its markets, that continuing limitations on the scope of our audit activity under our RAC contracts have significantly reduced our revenue opportunities with this client, that the U.S. federal government accounts for a significant portion of the Company's revenues, that future legislative and regulatory changes may have significant effects on the Company's business, that failure of the Company's or third parties' operating systems and technology infrastructure could disrupt the operation of the Company's business and the threat of breach of the Company's security measures or failure or unauthorized access to confidential data that the Company possesses. More information on potential factors that could affect the Company's financial condition and operating results is included from time to time in the "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections of the Company's annual report on Form 10-K for the year ended December 31, 2018 and subsequently filed reports on Forms 10-Q and 8-K. The forward-looking statements are made as of the date of this press release and the Company does not undertake to update any forward-looking statements to conform these statements to actual results or revised expectations.
Contact Information:
Richard Zubek
Investor Relations
925-960-4988
investors@performantcorp.com